Exhibit 10.22
August 31, 2009
Mr. John Mullins
Enova Systems
John,
As we discussed, I have evaluated your current role and the results you have given Enova thus far. With this said, and with the newly assumed responsibilities for Sales and Marketing, I am pleased to offer you the following promotion within the Enova Team:
Effective Date:
September 15, 2009 (Salary)
October 20, 2009 (Title and Stock)
Position (Not Approved):
COO (requires Board Approval; est. decision 10/20/09)
* Remain VP of Technology until such time of Board Approval (est. 10/20/09)
Salary:
$200,000 (effective 9/15/09); stock to be discussed at BoD Meeting 10/20/09
Retention/Change of Control/Severance:
In the event that your employment is terminated by Enova without cause, you are entitled to receive as severance three months of health benefits and 12 months payment of your current base salary, to be paid on a monthly basis. If your duties or responsibilities are materially diminished or if you are assigned duties that are demeaning or otherwise materially inconsistent with the duties then currently performed by you, you will have the right to terminate this agreement and receive the same severance payment as if your employment had been terminated without cause.
With the current climate and many challenges that face us, I am comfortable that the above distinguishes you as a key employee of the company.

Congratulations!

Mike Staran President and CEO Enova Systems